LEASE AGREEMENT



BETOKEM AS, below called the Lessor, and

COMPO DATA AS, below called the Lessee,

have on this day entered into the following lease agreement concerning the premises at INDUSTRIVEIEN 12, 1473 SKARER



1.       SCOPE OF THE LEASE

         The following premises are covered by the contract:

         a.       150 sqm gross office space (including 10% common area)

         b.       95 sqm storage space (including 10% common area)

2.       CONDITION OF THE PREMISES

         The premises are leased in their present condition on an as-is basis.

         The premises shall be used for office- and storage purposes.

3.       TERM OF THE AGREEMENT

         The term of the agreement is one year starting November 1, 1996 and shall thereafter continue to be in force indefinitely with a mutual cancellation period of three months.

         The lease will come into force on the date the deposit and one month's rent has been paid.

4.       RENT

         The annual rent for the first year is NOK 132,500. Advance monthly payments of NOK 11,043.66 are due on the first day of each month.

         The rental payments include charges for common areas.

         In addition to the rent, electricity charges will be added.

         In the event payment is not made on the due date, a penalty interest of 12% per annum will be charged until payment is made.

5.       ADJUSTMENTS

         The rent may be adjusted annually, beginning on January 1, 1998 and in accordance with the consumer price index of the Norwegian Bureau of Statistics ("Statistiske Sentralbyra"). The price index as of November 15, 1996 shall form the basis of the first adjustment.

6.       RIGHTS AND OBLIGATIONS OF THE LESSOR

         The Lessor shall make the premises available in accordance with section 2 of this agreement.

         The Lessor, or its representative, shall establish applicable rules regarding the use of the premises. Unless otherwise provided, the rules of the Organization of Property Owners In Olso and Surroundings regarding Business Premises ("Olso og Omegn Huseierforeningens ordensregler for forretingslokaler") are applicable.

         The Lessor is responsible for the maintenance of the exterior of the building and may take any measures necessary to maintain the premises, and may also perform any necessary construction outside of the leased premises. The Lessor is solely responsible for the payment of any such measures.

         The Lessor shall ensure that any construction work performed on the premises causes the least possible inconvenience to the Lessee. Minor inconveniences do not entitle the Lessee to rent reduction or reimbursement of rent payments.

         The Lessee shall treat the leased premises, and the property as a whole, with reasonable care. The Lessee is responsible for any damages to the premises caused by himself, his employees (including temporary employees) as well as visitors of the Lessee.

7.       RIGHTS AND OBLIGATIONS OF THE LESSEE

a. Interior improvements and furnishings outside the scope of section 2 of this agreement shall be undertaken by the Lessee and at the sole expense of the Lessee. Any such interior undertakings must be submitted in the form of a written proposal to the Lessor and require the written approval from the Lessor. Any such undertakings may not under any circumstances be initiated before such approval has been obtained. The Lessee shall be responsible for obtaining any and all licenses or permissions from the public authorities necessary in order to perform work of this kind.

b. Such interior improvements and furnishings as described in section 7 a above shall become the sole property of the Lessor, free of charge, upon termination of the lease, unless the Lessor demands to have the fittings and furnishings removed and to have the premises returned to the condition prior to the undertakings performed.

c. The Lessee shall bear all costs in conjunction with any remodeling and refurnishing work of the premises that the Lessee wishes to undertake outside the terms and conditions of this agreement.

d. In the event that alterations of the premises or its improvements and fixtures cause an increase in the Lessor's, and/or other lessee's, cost of insurance, all such additional expenses shall be borne by the Lessee. The Lessee shall also bear any additional expenses caused by the Lessee's special business activities or operations.

e. Should the business activities or operations of the Lessee require permission by the authorities, the Lessee is responsible for obtaining any such permission. The Lessee is also responsible for obtaining any such change in the zoning regulations, or permission or license necessary to perform its business activities or operations in the leased premises.

f. Signs, neon-signs and advertisements etc. may not be put up without the prior written authorization from Lessor regarding the design and position of such signs etc.

         At the time of this agreement, the Lessor has authorized the Lessee to put up a sign on the front of the building. The position and design of this sign shall be agreed upon.

g. Any injunctions, demands or orders, caused by the Lessee's business operations in the leased premises, by the work environment authority
         ("Arbeidertilsynet"), the health council ("Helseradet"), the fire department ("brann-vesen"), the industry protection authority ("industrivern"), the civil defense ("Sivilforsvaret") or other public authorities, shall not in any way burden the Lessor and shall be the full responsibility of the Lessee. The Lessee is also responsible for any similar orders or demands made by the Lessor's insurance company regarding improvements and/or equipment motivated by the Lessee's business operations at the premises, or the Lessee's refurnishing or remodeling of the premises.

h. The Lessee is fully responsible for the interior maintenance of the leased premises including its interior fittings and furnishings. Entry doors and windows with frames shall also be maintained by the Lessee. The interior maintenance also includes floors, ceilings, walls, pillars and columns, electrical wiring from the fuse box or equivalent, all electrical equipment and all heating, ventilation and sanitary equipment in the leased premises.

i. The Lessee is under a duty to treat the leased premises, as well as the property as a whole, with appropriate care. The Lessee is liable for all damages caused by the Lessee himself or the Lessee's employees, both permanent and temporary.

j. The Lessee shall follow and obey the applicable rules regarding the use of the premises (see section 7 b).

k. The Lessee is responsible for any fixtures, effects and/or movables outside the scope of the leased premises as described in section 2.

8.       TERMINATION OF THE AGREEMENT

         Upon termination of the lease, the leased premises shall be well maintained, cleared out and cleaned, with all windows intact and left with such equipment and appliances that have been fitted to the premises.

         In the event the premises are not voluntarily evacuated upon the termination of the lease, or in the event the rent, including any additional payments, is not paid, within 14 days of its due date or the receipt of a written demand of evacuation, the Lessor will initiate eviction proceedings without court litigation in accordance with section 13-2 of the Compulsory Execution Act ("tvangsfullbyrdelsesloven"). The Lessee is not entitled to present counterclaims against the Lessor, or make deductions on the rent payments, unless the counterclaim is recognized by the Lessor, or has been finally settled in a court of law.

         In the event of a material breach of this agreement by the Lessee, the Lessor is entitled to immediately terminate the agreement.

         Any costs or loss of rent as a result of the termination of this agreement shall be borne by the Lessee.

9.       SUBLET, ASSIGMENT OR TRANSFER

         The Lessee may not sublet the premises, or parts thereof, or assign or transfer the lease agreement without the prior written approval of the Lessor. Such approval shall not be withheld without cause.

10.      DEPOSIT

         To ensure and secure the fulfillment of his obligations under this agreement, the Lessee shall deposit with the Lessor NOK 33,125. The amount shall be deposited in an interest bearing account in the Lessee's name. The account shall be at the disposal of the Lessee and the Lessor jointly. Accrued interest is credited to the Lessee. After the Lessee has left the premises, the deposited amount shall be returned to the Lessee less any reductions made by the Lessor as a result of late payments by the Lessee, breach of the Lessee's maintenance duty, or liability for damages on behalf of the Lessee.

         Alternatively, the Lessee may provide a bank guarantee in the same amount.

11.      COMMISSION

         Upon the signing of this agreement, the Lessor shall pay a commission to REAL EIENDOMSMEGLING A/S in accordance with a separate agreement.

This agreement has been drafted in three copies, one to each of the parties and one to the real estate agent.

Skarer, December 16, 1996


[Illegible Signature]                                [Illegible Signature]
-----------------------------                        ---------------------------
BETOKEM AS                                           COMPO DATA AS